Exhibit 10.1

EMPLOYMENT AGREEMENT

(Thomas M. Prame)

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into to be effective as of August 15, 2022 (the “Effective Date”), by and among HORIZON BANK (the “Bank”), an Indiana state-chartered bank, HORIZON BANCORP, INC. (the “Holding Company”), an Indiana corporation and a registered bank holding company, and THOMAS M. PRAME (the “Executive”). The Bank and the Holding Company are referred to herein jointly as the “Company.” If Executive’s employment with the Company does not commence on the Effective Date for any reason, this Agreement shall automatically terminate and be of no further force and effect.

W I T N E S S E T H:

WHEREAS, Bank is a wholly-owned subsidiary of the Holding Company; and

WHEREAS, the Company desires to employ the Executive as President of the Bank and the Holding Company, and the Executive desires to be employed by the Company as President of the Bank and the Holding Company, in accordance with the provisions of this Agreement; and

WHEREAS, in addition to the employment provisions contained herein, the Company and the Executive have agreed to certain restrictions, covenants, agreements and severance payments, as set forth in this Agreement; and

WHEREAS, the Executive is willing to perform such services for the Company upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements and obligations contained herein, the employment of the Executive by the Company pursuant to this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, each intending to be legally bound, hereby agree as follows:

Section 1. Employment; Term.

(a) Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with the provisions of this Agreement.

(b) Term. Unless terminated earlier as provided herein, the initial term of the Executive’s employment with the Company hereunder will begin on the Effective Date of this Agreement and will end on the date which is one (1) year following the date hereof; provided, however, that on each annual anniversary of the Effective Date, the Executive’s term of employment will be extended for an additional one (1) year period beyond the then-effective expiration date, upon the same agreements, covenants and provisions set forth herein, unless at least 60 days prior to the expiration of any one (1)-year period during the term hereof, the Company delivers to the Executive written notice that the term of this Agreement will not be so extended (the initial term of this Agreement and all extensions thereof, if any, are hereinafter referred to individually and collectively as the “Term”).

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Section 2. Position; Duties; Responsibilities.

(a) Position. During the Term, the Executive will be the President of the Bank and the Holding Company. The Executive will also be appointed to the board of directors of the Bank while the Executive serves as the President of the Bank.

(b) Duties and Responsibilities. During the Term, the Executive will devote substantially all business time, attention and energy, and reasonable best efforts, to the interests and business of the Bank, the Holding Company and their affiliates and subsidiaries (collectively “Affiliates”) and to the performance of the Executive’s duties and responsibilities on behalf of the Company and any Affiliate. Subject to the terms and conditions of this Agreement, the Executive may use his discretion in fixing the hours and schedule of work consistent with the proper discharge of the Executive’s duties. The Executive, subject to the direction and control of the CEO (who shall be the Executive’s direct supervisor) and/or the board of directors of the Bank and the Holding Company, will have all power and authority commensurate with the Executive’s status and necessary to perform his duties hereunder, which shall include the duties and responsibilities typically associated with the position of President of an Indiana state-chartered bank and such other duties as are assigned to him from time to time by the CEO and/or the board of directors of the Bank and/or Holding Company. During the Term the Executive will not serve on the board of directors of any for-profit organization without the prior consent of the Holding Company’s board of directors (the “Board”).

(c) Working Conditions. So long as the Executive is employed by the Company pursuant to this Agreement, the Executive will be entitled to office space and working conditions consistent with his position as President of the Bank and the Holding Company. The Company will provide the Executive with such assistance and working accommodations as are suitable to the character of his positions with the Company and as are adequate for the performance of the Executive’s duties. The Executive will not be required to be absent from the location of the principal executive offices of the Company on travel status or otherwise more than 30 days in any calendar year.

(d) Relocation and Expenses. On or prior to December 31, 2023, the Executive will relocate his primary residence to a location no more than thirty (30) miles from the Bank’s principal office located at 515 Franklin Street, Michigan City, IN 46360 (respectively, the “Relocation” and the “Principal Office”). From the date of the Relocation until the end of the Term, the Executive shall continue to maintain a principal residence in a location no more than thirty (30) miles from the Principal Office. The Company shall reimburse the Executive for up to $30,000 in reasonable and customary relocation expenses (including, without limitation, moving and packing fees) actually incurred by the Executive relating to the Relocation. The Executive shall provide customary documentation to verify such expenses and shall otherwise comply with the terms and conditions of the Company’s policies and procedures related to employee

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expense reimbursement in effect from time to time. In addition to the aforementioned reimbursement of Relocation expenses, the Company shall also pay the Executive a lump sum of $50,000 to assist with any interim costs, fees and expenses incurred by the Executive in transitioning to his new position at Horizon and relocating to Michigan City, Indiana, which will be paid to the Executive in accordance with the Bank’s usual and customary payroll practices applicable to its employees generally and on the first regularly scheduled pay period after the Effective Date. If the Executive terminates employment without Good Reason or is terminated by the Company for Cause before the date that is one (1) year after the Effective Date, the Executive shall be required to repay the Company the gross amount of all amounts paid to the Executive under this Section, except for any Relocation costs or expenses that have been reimbursed to the Executive.

Section 3. Compensation and Employee Benefits.

(a) Base Salary. Beginning on the Effective Date and during the Term, for all services rendered to or on behalf of the Company by the Executive in all capacities pursuant to this Agreement or otherwise, the Company will pay to the Executive an annual base salary equal to $550,000 (the “Base Salary”), which Base Salary will be adjusted in accordance with this Section. At approximately annual intervals, after the end of each fiscal year of the Bank during the Term, the Compensation Committee of the Board (the “Committee”) will review, or will cause to be reviewed, the Base Salary payable to the Executive, giving attention to all factors that the Committee deems pertinent, including, without limitation, the performance of the Bank, the Holding Company and any Affiliate, the performance of the Executive and the compensation practices inside and outside of the Company. The Committee will, after such annual review, determine the Base Salary to be paid until the completion of the next annual review, but such new Base Salary will not be less than the Base Salary as of the previous year. The Base Salary will be paid to the Executive in accordance with the Bank’s usual and customary payroll practices applicable to its employees generally.

(b) Annual Bonuses. The Executive will be eligible to participate in the Company’s executive officer target bonus plan, subject to annual approval by the Committee, beginning with the calendar year ending December 31, 2023. Any earned bonus shall be payable in accordance with the Company’s historical timing, subject to Committee approval and upon obtaining an unqualified opinion on the Holding Company’s annual audited financial statements for such period.

(c) Incentive Compensation. During the Term, the Executive will be entitled to participate in all incentive compensation plans and programs in effect from time to time and generally available to executive officers of the Company (including the Company’s long-term equity incentive compensation plans and the Supplemental Executive Retirement Plan), subject to the terms and conditions of such plans and programs, including all enrollment and approval requirements and deadlines.

(d) Employee Benefit Plans. During the Term, the Executive will be entitled to participate in all employee benefit plans and programs in effect from time to time and generally available to executive officers of the Company, subject to the terms and conditions of such plans and programs. Currently, such plans and programs include health, dental and vision insurance; life and disability insurance; sick leave; holidays; and 401(k) plan participation.

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(e) Vacation. Solely for the calendar year 2022, the Executive will be entitled to two (2) weeks paid vacation. For all years of the Term after 2022, the Executive will be entitled to five (5) weeks paid vacation per calendar year.

(f) Other Policies. All other matters relating to the employment of the Executive by the Company not specifically addressed in this Agreement, or in the plans and programs referenced above (including, without limitation, vacation, sick and other paid time off), will be subject to the employee handbooks, rules, policies and procedures of the Company in effect from time to time, including, but not limited to, the Company’s compensation clawback policies.

(f) Taxes and Other Amounts. All taxes (other than the Company’s portion of FICA taxes) on the Base Salary and other amounts payable to the Executive pursuant to this Agreement or any plan or program will be paid by the Executive. The Company will be entitled to withhold from the Base Salary and all other amounts payable to the Executive pursuant to this Agreement or any plan or program (i) applicable withholding taxes, and (ii) such other amounts as may be authorized by the Executive in writing.

(g) Acknowledgment by the Executive. Notwithstanding anything herein to the contrary, the Executive hereby understands, acknowledges and agrees that the Bank or Holding Company may, each in its sole discretion, amend, modify, freeze, suspend or terminate any or all of the incentive compensation, equity compensation, employee benefit and other plans and programs referenced herein at any time and from time to time in the future as provided in such plans and programs. Any such amendment, modification, freezing, suspension or termination will not affect any of the Executive’s vested or accrued benefits under any such plans or programs.

Section 4. Termination of Employment.

Subject to the respective continuing obligations of the parties hereto set forth in this Agreement, the Executive’s employment with the Company may be terminated during the Term in any of the following ways:

(a) Termination by the Company for Cause. The Company, upon written notice to the Executive, may terminate the Executive’s employment with the Company immediately (except as otherwise expressly provided herein with respect to the Executive’s limited right to cure) for Cause. For purposes of this Agreement, “Cause” is defined as any of the following actions:

(i) An intentional act of fraud, embezzlement, theft, or personal dishonesty; willful misconduct, or breach of fiduciary duty involving personal profit by the Executive in the course of the Executive’s employment; provided, however, that (A) no act or failure to act will be deemed to have been intentional or willful if it was due primarily to an error in judgment or negligence; and (B) an act or failure to act will only be considered intentional or willful if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interest of the Company or any Affiliate;

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(ii) Intentional damage by the Executive to the business or property of the Company or any Affiliate, causing material harm to the Company or any Affiliate;

(iii) Material breach by the Executive of any provision of this Agreement or any change in control or similar agreement the Executive is a party to;

(iv) Gross negligence, willful misconduct or insubordination by the Executive in the performance of the Executive’s duties, or the Executive’s refusal or repeated failure to carry out lawful directives of the board of directors of Bank or Holding Company or of the Chief Executive Officer;

(v) A willful and material violation of the Company’s or any Affiliate’s written policies or codes of conduct or laws, including written policies or laws related to discrimination, harassment, or illegal or unethical conduct;

(vi) Engagement in conduct (including on-line posting, messaging, blogging or similar forms of electronic communication) that causes, or is reasonably likely to cause, the Company or any Affiliate negative publicity, public disgrace, embarrassment, or disrepute;

(vii) A conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving dishonesty, breach of trust or moral turpitude; or

(viii) Removal or permanent prohibition of the Executive from participating in the conduct of the affairs of Bank or Holding Company or any Affiliate by an order issued under subsection 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 USC §§ 1818(e)(4) and (g)(1).

(b) Termination by the Company Without Cause. The Company, upon not less than 30 days’ prior written notice to the Executive, may terminate the Executive’s employment with the Company without Cause in accordance with Section 1(b).

(c) Termination by the Executive for Good Reason. The Executive, upon written notice to the Company, may terminate his employment with the Company immediately (except as otherwise expressly provided herein with respect to the Company’s limited right to cure) for Good Reason. For purposes of this Agreement, “Good Reason” is defined as the occurrence of any of the following events:

(i) The requirement that the Executive move the Executive’s office to a location more than thirty (30) miles from the Executive’s primary residence as of immediately after the Relocation, unless such requirement arises out of a decision to relocate the Bank’s corporate headquarters to a new location;

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(ii) A reduction of ten percent (10%) or more in the Executive’s then-current annual base salary, unless part of an institution-wide reduction and proportionate to the reduction in the annual base salary of all other executive officers of the Company;

(iii) The removal of the Executive from participation in any incentive compensation or performance-based compensation plans which results in a reduction of ten percent (10%) or more in the Executive’s total compensation, unless the Company terminates participation in the plan or plans with respect to all other executive officers of the Company;

(iv) The taking of any action by Bank or Holding Company which would directly or indirectly reduce any material benefit plan or program or deprive the Executive of any such benefit enjoyed by the Executive resulting in a reduction of ten percent (10%) or more of the Executive’s total compensation, unless part of an institution-wide reduction and applied similarly to all other executive officers of the Company;

(v) The assignment to the Executive of duties and responsibilities materially different from those normally associated with the Executive’s position;

(vi) A material diminution or reduction in the Executive’s duties, responsibilities or authority (including reporting responsibilities) normally associated with the Executive’s position;

(vii) Any action by the Company to remove the Executive from the Executive’s then-current officer position or materially change the Executive’s title, except for promotions and except for removal from office for Cause;

(viii) A material breach by the Company of any provision of this Agreement, other than a breach justifying termination pursuant to any other provision of this Agreement; or

(ix) To the extent such assumption does not occur as a matter of law, any failure of Bank or Holding Company to obtain the assumption of the obligation to perform this Agreement by any successor, including upon a change in control as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

(d) Termination by the Executive Without Good Reason. The Executive, upon not less than 60 days’ prior written notice to the Bank, may terminate his employment with the Company without Good Reason.

(e) Termination in the Event of Death or Disability. The Executive’s employment hereunder will terminate immediately upon the death of the Executive. The Executive’s employment with the Company may be terminated by the Company in the event of the occurrence of a Disability of the Executive. For purposes hereof, a “Disability” is defined as the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. If, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less

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than twelve (12) months, the Executive is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by the Company, the Executive will be deemed to be Disabled. The Committee , in its reasonable discretion, will be the sole and final judge of whether the Executive is Disabled for purposes of this Agreement, after consideration of any evidence it may require, including the reports of any physician or physicians it may designate.

(f) Notice and Date of Termination. Any termination of the Executive’s employment with the Company as contemplated by this Section 4, except in the event of the Executive’s death, will be communicated in writing by the terminating party to the other party hereto. Any notice of termination will indicate the specific provisions of this Agreement relied upon and, if applicable, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. The last day of the Executive’s employment with the Company will be referred to herein as the “Date of Termination.”

(g) Limited Right to Cure by the Company and the Executive.

(i) In the event that the Company desires to terminate the Executive’s employment for Cause pursuant to subsection 4(a)(iii), the Company, upon written notice to the Executive, may terminate the Executive’s employment for Cause, which will terminate the Executive’s employment and right to compensation immediately, except in the limited case expressly provided herein with respect to Causes that are curable. The written notice will (A) indicate the specific provisions of this Agreement relied upon for such termination; (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination; (C) state whether the board of directors of the Holding Company has determined in good faith that the issue is curable; and (D) if the issue has been deemed curable, describe the steps, actions, events or other items that must be taken, completed or followed by the Executive to correct or cure the basis for such termination. If (but only if) the basis for termination has been deemed curable by the board of directors, then the Executive will have thirty (30) days following the effective date of such notice to fully correct and cure the basis for the termination of the Executive’s employment. If the Executive does not fully correct and cure the basis for the termination of the Executive’s employment within such 30-day period, then the Company will have the right to terminate the Executive’s employment immediately for Cause upon delivering to the Executive a second written notice of termination and without any further cure period. Unless otherwise specified in the written notice, the Date of Termination shall be the date of the first written notice, in the case of an uncurable Cause, and shall be the date of the second written notice, in the case of a curable but uncured Cause. Notwithstanding the foregoing, the Executive will be entitled to so correct and cure only a maximum of two times during any calendar year.

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(ii) In the event that the Executive desires to terminate the Executive’s employment with the Company for Good Reason pursuant to subsection 4(c), all of the following must timely occur: (A) within ninety (90) days immediately following the first occurrence of such event, the Executive must deliver to the Company a written notice describing, in reasonable detail, the Good Reason event and the proposed cure to such event; (B) the Company must fail to cure such event during the thirty (30) days from the date of receipt of such notice; and (C) a second written notice of termination must be delivered by the Executive to the Company within ninety (90) days following the day on which the 30-day cure period set forth in the preceding clause (B) expires. The Executive’s employment with the Company will terminate immediately upon delivery of the second written notice of termination. Notwithstanding the foregoing, the Company will be entitled to so correct and cure only a maximum of two times during any calendar year.

(h) Regulatory Restrictions.

(i) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(ii) If the Bank is in default (as defined in Section 3(x)(1) of FDIA), all obligations of the Company under this Agreement shall terminate as of the date of default; however, this subsection shall not affect the vested rights of the parties.

(iii) All obligations under this Agreement shall terminate, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (A) by the Indiana Department of Financial Institutions (the “DFI”) or its designee, or the Bank’s primary federal regulator at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (B) by the DFI, or its designee, or the Bank’s primary federal regulator, at the time that the DFI, or its designee, or the Bank’s primary federal regulator, approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by the DFI, or the Bank’s primary federal regulator, to be in an unsafe or unsound condition. Any such action shall not affect any vested rights of the parties.

(iv) If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) or (g)(1)) suspends and/or temporarily prohibits Executive from participating in the conduct of the Bank’s affairs, the Company’s obligations under this Agreement shall be suspended as of the effective date of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may, in its sole discretion, (A) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and/or (B) reinstate (in whole or in part) any of its obligations which were suspended.

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(v) Notwithstanding anything to the contrary contained herein, Executive acknowledges and agrees that any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with the provisions of 12 U.S.C. 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359), which provisions contain certain prohibitions and limitations on making “golden parachute” and certain indemnification payments by FDIC-insured institutions and their holding companies. In the event any payments to Executive pursuant to this Agreement are prohibited or limited by the provisions of such statute and/or regulations, Bank and/or Holding Company (A) shall pay the maximum amount that may be paid after applying such limitations; and (B) will use commercially reasonable efforts to obtain the consent of the appropriate regulatory authorities to the payment of any amount that otherwise cannot be paid due to the application of such limitations. Executive agrees that Bank and/or Holding Company shall not have breached any obligations under this Agreement if they are unable to pay all or some portion of any payment due to Executive as a result of the application of these limitations.

Section 5. Payment Upon Termination of Employment.

Upon the termination of the Executive’s employment with the Company pursuant to Section 4, the Executive will receive the following:

(a) Termination by the Company for Cause, by the Executive Without Good Reason or Due to Death or Disability of the Executive. Upon the termination of the Executive’s employment by the Company for Cause pursuant to subsection 4(a), by the Executive without Good Reason pursuant to subsection 4(d) or in the event of termination due to the death or Disability of the Executive pursuant to subsection 4(e), the Company will pay or provide to the Executive (or, in the event of death, the Executive’s estate) the following amounts and benefits:

(i) that portion of the Executive’s Base Salary earned through the Date of Termination, payable in accordance with normal payroll practices;

(ii) all amounts that have vested or accrued prior to the Date of Termination under all incentive compensation or employee benefit plans of the Bank or Holding Company in accordance with the provisions of such plans; and

(iii) notwithstanding the foregoing, all options granted to the Executive to purchase shares of common stock of the Holding Company and all shares of restricted stock of the Holding Company (whether such options and restricted shares are vested or unvested) shall be treated in accordance with the applicable plan and award agreement(s) between the Holding Company and the Executive.

It is noted that nothing in this Agreement will serve to prevent the Executive from receiving long-term disability payments from the Company’s long-term disability program, if any, if the Executive is otherwise eligible to receive benefits under such a program.

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(b) Termination by the Company Without Cause or by the Executive With Good Reason. Upon the termination of the Executive’s employment by the Company without Cause pursuant to subsection 4(b), or by the Executive with Good Reason pursuant to subsection 4(c), the Company will pay or provide to the Executive the following amounts and benefits:

(i) that portion of the Executive’s Base Salary earned through the Date of Termination, payable in accordance with normal payroll practices;

(ii) an amount equal to the Executive’s annual Base Salary in effect as of the date immediately preceding the Date of Termination plus a single sum payment equal to the average of the Executive’s cash bonuses paid or payable for the last two calendar years preceding the Date of Termination; provided, however, that during 2022, the bonus calculation shall be two times $275,000 (pro-rated to the actual number of days worked by the Executive in 2022), and during 2023, the bonus calculation shall be two times the average of any 2022 bonus plus the 2023 target bonus. All amounts payable under this Section 5(b)(ii) shall be payable as of the date of the first payroll following the Date of Termination, subject to delivery of the Release (as defined in Section 5(d)) and the lapse of all applicable revocation periods, or as soon as administratively practicable thereafter, but in any event not later than 45 days following delivery of the executed Release;

(iii) continued participation in the group health insurance and group life insurance benefits which the Executive would have been eligible to participate in or receive on the day prior to the Date of Termination (“Insurance Programs”) beginning on the Date of Termination and continuing for a period of one year (“Benefit Continuation Term”), but only to the extent the Executive continues to qualify for participation therein. If the Executive is not permitted to continue participation in those Insurance Programs, the Company will reimburse the Executive for the costs of health insurance and life insurance benefits for the Benefit Continuation Term; provided, however, the amount of these benefits will be limited to an amount equal to 110% of the Company’s then current cost of providing comparable benefits under the Insurance Programs;

(iv) all other amounts not addressed by another subsection of this Section 5(b) that have vested or accrued prior to or on the Date of Termination (or otherwise are or become payable to the Executive) under all incentive compensation or other qualified and non-qualified employee benefit plans of the Holding Company or Bank in accordance with the provisions of such plans and past practices of Holding Company or Bank, including without limitation, any Bank contributions or matches related to those amounts;

(v) cash reimbursement for reasonable expenses (as determined by the Board in its sole discretion) actually incurred by the Executive in searching for new employment during the one-year period following the Date of Termination and limited to no greater than $20,000. Each reimbursement will be paid to the Executive within 30 days following the receipt by the Company of a valid claim substantiating the expense and no reimbursement will be made after one year following the year in which the expense is incurred; and

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(vi) notwithstanding the foregoing, all options granted to the Executive to purchase shares of common stock of the Holding Company and all shares of restricted stock of the Holding Company (whether such options and restricted shares are vested or unvested) shall be treated in accordance with the applicable plan and award agreement(s) between the Holding Company and the Executive.

(c) Delay of Payment of Benefits in Certain Circumstances.

(i) Separation from Service. For purposes of this subsection (c) only, “Separation from Service” means the date on which the Executive dies, retires or otherwise experiences a Termination of Employment with the Company; provided, however, a Separation from Service does not occur if the Executive is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six (6) months, or if the leave is for a longer period, so long as the Executive’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six (6) months and the Executive’s right to reemployment is not provided either by statute or contract, there will be a Separation from Service on the first date immediately following such six (6)-month period. With respect to any payment made under this Agreement which constitutes deferred compensation subject to Code Section 409A, the Executive will incur a “Termination of Employment” when a termination of employment is incurred under Treasury Regulation Section 1.409A-1(h)(1)(ii).

(ii) Suspension of Payments to Specified Employees. To the extent such suspension is required by Code Section 409A or Treasury Regulations issued pursuant to Code Section 409A, if an amount is payable to the Executive due to the Executive’s Separation from Service for a reason other than the Executive’s death, and if at the time of the Separation from Service the Executive is a “Specified Employee,” payment of all amounts which constitute deferred compensation under Code Section 409A to the Executive under the Agreement will be suspended for six (6) months following such Separation from Service. The Executive will receive payment of such amounts on the first day following the six (6) month suspension period.

(A) A “Specified Employee” means an individual who is a “Key Employee” of the Company at a time when the Holding Company’s stock is publicly traded on an established securities market. The Executive will be a Specified Employee on the first day of the fourth month following any “Identification Date” on which the Executive is a Key Employee.

(B) The Executive is a “Key Employee” if at any time during the twelve (12) month period ending on an Identification Date the Executive is: (i) an officer of the Company having annual compensation greater than $175,000 (as adjusted in accordance with the requirements of Code Section 409A); (ii) a five-percent owner of the Company; or (iii) a one-percent owner of the Company having an annual compensation greater than $150,000. For purposes of determining whether an Executive is an officer under clause (i), no more than 50 employees (or, if lesser, the greater of three or ten percent of the employees) will be treated as officers, and those categories of employees listed in Code Section 414(q)(5) will be excluded.

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(C) The “Identification Date” for purposes of this Agreement is December 31 of each calendar year.

(d) Certain Limitations. Amounts payable to the Executive pursuant to this Section 5 will be subject to the following limitations:

(i) amounts payable pursuant to this Section will be subject to the terms of subsections 5(c) and 5(e), as applicable, and, except for payment of amounts required under subsections 5(a) and 5(b)(i), paid only so long as the Executive is not in breach of any of the provisions of this Agreement; and

(ii) payment of all amounts payable pursuant to subsection 5(b), except such amounts to which Executive would be entitled under subsection 5(a), as applicable, will be made pursuant to this Section only if the Executive executes a full release of claims relating to the Executive’s employment by the Company and/or any Affiliate in favor of such parties in a form reasonably acceptable to, and provided by, the Company (the “Release”). The Company will set a deadline for return of the Release that will be no later than sixty (60) days following the termination of employment, and the Release must remain unrevoked during any revocation period.

(e) 280G Cutback. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s independent public accountants determine that any payment by the Company to or for the benefit of the Executive, whether paid or payable pursuant to the terms of this Agreement or otherwise, would be non-deductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended, the amount payable to or for the benefit of the Executive pursuant to this Agreement and all other arrangements shall be reduced (but not below zero) in a manner determined by the Company to the Reduced Amount. For purposes of this Section, the “Reduced Amount” shall be the amount which maximizes the amount payable without causing the payment to be non-deductible by the Company because of Section 280G. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

Section 6. Survival of Certain Provisions.

Upon any termination of the Executive’s employment with the Company, the Executive and the Company hereby expressly agree that the provisions of Sections 5, 6, 7 and 8 will continue to be in full force and effect and binding upon the Executive and the Company in accordance with the applicable respective provisions of such Sections and Section 1(b).

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Section 7. Indemnification.

The Company will indemnify the Executive (and his legal representatives or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of the proceeding) by the Articles of Incorporation and By-Laws of the Company as in effect at such time. The Executive will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries. If any action, suit or proceeding is brought or threatened against the Executive in respect of which indemnity may be sought against the Company pursuant to the foregoing, the Executive will notify the Company promptly in writing of the institution of such action, suit or proceeding, and the Company will assume the defense thereof and the employment of counsel and payment of all fees and expenses.

Section 8. Miscellaneous.

(a) Assignment. This Agreement is personal in nature and no party hereto will, without the prior written consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, except as provided pursuant to subsection 8(p) or as otherwise provided herein. Without limiting the foregoing, the Executive’s right to receive compensation hereunder will not be assignable or transferable by the Executive, whether by pledge, creation of a security interest or otherwise, other than a transfer by the Executive’s will or by the laws of descent, and in the event of any attempted assignment or transfer contrary to this Section, the Company will have no liability to pay any amounts so attempted to be assigned or transferred and such attempted assignment shall be void and of no effect. Notwithstanding the foregoing or anything herein to the contrary, this Agreement may be assigned by the Company to any Affiliate without the prior consent of the Executive.

(b) Waiver. Either party hereto may, by a writing signed by the waiving party, waive the performance by the other party of any of the covenants or agreements to be performed by such other party under this Agreement. The waiver by either party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. The failure or delay of either party at any time to insist upon the strict performance of any provision of this Agreement or to enforce its rights or remedies under this Agreement will not be construed as a waiver or relinquishment of the right to insist upon strict performance of such provision, or to pursue any of its rights or remedies for any breach hereof, at a future time.

(c) Amendment. This Agreement may be amended, modified or supplemented only by a written agreement executed by all of the parties hereto.

(d) Headings. The headings in this Agreement have been inserted solely for ease of reference and will not be considered in the interpretation or construction of this Agreement.

EMPLOYMENT AGREEMENT	PAGE 13

(e) Severability. In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute one and the same agreement.

(g) Construction. This Agreement will be deemed to have been drafted by both parties hereto. This Agreement will be construed in accordance with the fair meaning of its provisions and its language will not be strictly construed against, nor will ambiguities be resolved against, any party.

(h) Review and Consultation. The Executive hereby acknowledges and agrees that he (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions, effects and restrictions of this Agreement, (iii) has consulted with such of his own attorneys, accountants and financial and other advisors as he has deemed appropriate in connection with his execution of this Agreement, and (iv) has executed this Agreement voluntarily. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM ANY DIRECTOR OR EMPLOYEE OF, OR ANY ATTORNEY, ACCOUNTANT OR ADVISOR FOR, THE BANK OR THE HOLDING COMPANY.

(i) Attorneys’ Fees. Each party hereto will pay the other party’s reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with such other party successfully enforcing any provision or provisions of this Agreement (except as otherwise provided herein) against the breaching party (whether by litigation, arbitration, mediation, settlement or negotiation).

(j) and novates all other prior understandings, commitments, representations, negotiations, contracts and agreements, whether oral or written, between the parties hereto relating to the matters contemplated hereby and constitutes the entire understanding and agreement between the parties hereto relating to the subject matter hereof.

(k) Certain References. Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa. All references to the masculine, feminine or neuter genders herein will include any other gender, as the context requires. Unless expressly provided otherwise, all references in this Agreement to days will mean calendar, not business, days.

(l) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be performed therein, without regard to any laws that might be applicable under conflicts of laws principles.

EMPLOYMENT AGREEMENT	PAGE 14

(m) Notices. All notices, requests and other communications hereunder will be in writing (which will include facsimile communication) and will be deemed to have been duly given if (i) delivered by hand; (ii) sent by certified United States Mail, return receipt requested, first class postage pre-paid; (iii) sent by overnight delivery service; or (iv) sent by facsimile transmission if such fax is confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by regular United States Mail, first class postage pre-paid, as follows:

If to the Company:	Horizon Bancorp, Inc.
Attention: Chairman of the Board of Directors
515 Franklin Street
Michigan City, IN 46360
Telephone: (219) 879-0211
Facsimile: (219) 873-2628

and

Craig Dwight
Chairman and Chief Executive Officer
Horizon Bank
515 Franklin Street
Michigan City, IN 46360
Phone: 219-873-2725
Fax: 219-874-9280

If to the Executive:	Thomas M. Prame
Redacted for privacy

or to such other address or facsimile number as any party hereto may have furnished to the other parties in writing in accordance herewith, except that notices of change of address or facsimile number will be effective only upon receipt.

All such notices, requests and other communications will be effective (i) if delivered by hand, when delivered; (ii) if sent by mail in the manner provided herein, two business days after deposit with the United States Postal Service; (iii) if sent by overnight express delivery service, on the next business day after deposit with such service; or (iv) if sent by facsimile transmission, on the date indicated on the fax confirmation page of the sender if such fax also is confirmed by mail in the manner provided herein.

(n) Jurisdiction and Venue. The parties hereto hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties relating to this Agreement, will be filed, tried and litigated only in a federal or state court located in the State of Indiana. In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such court.

EMPLOYMENT AGREEMENT	PAGE 15

(o) Recitals. The recitals contained on page one of this Agreement are expressly incorporated into and made a part of this Agreement.

(p) Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange, combination or otherwise) to all or substantially all of the business, assets or voting securities of the Bank or the Holding Company to expressly assume and agree, in writing, to perform this Agreement in, and any successor will absolutely and unconditionally assume all of the Company’s obligations hereunder to, the same manner and extent, and upon the same terms and conditions, that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession will be a material breach of this Agreement by the Company and will entitle the Executive to terminate his employment with the Company for Good Reason pursuant to subsection 4(c). As used in this Agreement, the Company will mean the Company as hereinbefore defined and any successor to their business, assets or voting securities as aforesaid.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Effective Date.

HORIZON BANK		ATTEST

By:	/s/ Craig M. Dwight	By:	/s/ Peter L. Pairitz
	Craig M. Dwight, Chairman and Chief Executive Officer		Peter L. Pairitz, Chairperson of the Compensation Committee of the Board of Directors of Horizon Bancorp, Inc.

HORIZON BANCORP, INC.		EXECUTIVE

By:	/s/ Craig M. Dwight	/s/ Thomas M. Prame
	Craig M. Dwight, Chairman and Chief Executive Officer	Thomas M. Prame

SIGNATURE PAGE

PRAME EMPLOYMENT AGREEMENT